Exhibit 8.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

August 17, 2015

ONEOK Partners, L.P.

100 West Fifth Street

Tulsa, Oklahoma 74103-4298

Ladies and Gentlemen:

We have acted as special tax counsel to ONEOK Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the offering and sale of common units representing limited partner interests in the Partnership (the “Common Units”) in a registered direct offering pursuant to the registration statement on Form S-3 declared effective on September 8, 2014 (Registration No. 333-198313, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and the prospectus supplement dated August 11, 2015 (the “Prospectus Supplement”). In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Material United States Federal Income Tax Considerations” in the Registration Statement, as updated by the statements in the Prospectus Supplement under the caption “Material Tax Considerations” (the “Discussion”).

The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Common Units pursuant to the offering.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters

August 17, 2015

presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Partnership and to the references to our firm and this opinion contained in the Prospectus Supplement forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission relating thereto, with respect to any part of the Registration Statement, including this exhibit to the Current Report on Form 8-K.

Very truly yours,

/s/ Andrews Kurth LLP